Exhibit 99.1
NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor contact:	Tyler Akerman, Manager of Investor Relations, (800) 664-1259

For release:	February 14, 2022	Financial Media
Otter Tail Corporation Announces Fourth Quarter Earnings, Increases Quarterly Dividend 5.8% and Announces 2022 Earnings Guidance of $3.78 to $4.08 per share
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter and the year ended December 31, 2021.
2021 SUMMARY

(in millions, except per share amounts)	4Q 2021	4Q 2020	2021	2020
Operating Revenues	$333.2	$226.8	$1,196.8	$890.1
Net Income	$51.6	$18.7	$176.8	$95.9
Diluted Earnings Per Share	$1.23	$0.45	$4.23	$2.34
2021 HIGHLIGHTS
Compared to the year ended December 31, 2020:
•Consolidated operating revenues increased 34.5% to $1.2 billion.
•Consolidated net income increased 84.4% to $176.8 million.
•Diluted earnings per share increased 80.8% to $4.23 per share.
•The corporation achieved a consolidated return on equity of 19.2% on an equity ratio of 53.7%.
The corporation’s board of directors increased the quarterly common stock dividend to $0.4125 per share, an indicated annual dividend rate of $1.65 per share and a 5.8% increase from $1.56 per share in 2021.
The corporation expects 2022 diluted earnings per share to be in a range of $3.78 to $4.08.
CEO OVERVIEW
“Otter Tail Corporation, through the efforts of our employees, achieved record financial results for the year ended December 31, 2021,” said President and CEO Chuck MacFarlane. “Our Plastics segment completed its outstanding year as we capitalized on unique industry supply and demand conditions. PVC resin supply constraints began from the extreme cold weather in February, which caused resin suppliers to temporarily close various petrochemical plants in the Gulf Coast region, and was exacerbated in the third quarter of 2021 from disruptions caused by Hurricane Ida. These supply constraints, along with strong customer demand, resulted in low PVC pipe inventories, which led to high PVC pipe prices and margins at levels not previously experienced.
“Electric segment earnings increased 8.5 percent in 2021, driven primarily by rate base growth from our Merricourt and Astoria Station projects being commercially operational and the $420 million total investment fully reflected in our rate base recovery. Manufacturing segment earnings increased in 2021 primarily as a result of strong end market demand at both BTD Manufacturing and T.O. Plastics.
“Otter Tail Power filed its Integrated Resource Plan in September. The requests in the five-year action plan include the addition of dual fuel capability at our Astoria Station natural gas plant, the addition of 150 MW of solar generation in 2025 and the commencement of the process to withdraw from our 35 percent ownership in Coyote Station by December 31, 2028. After incorporating the requests included in the Integrated Resource Plan, we now anticipate capital expenditures in our Electric segment of nearly $1 billion over the next five years, which will result in a compounded annual growth rate in average rate base of 5.9 percent from the end of 2021 to the end of 2026.
“We continue to make progress on the development of Otter Tail Power’s 49.9 MW Hoot Lake Solar project, which will be constructed on and near the retired Hoot Lake Plant property in Fergus Falls, Minnesota. The project is expected to be completed in 2023 and has received renewable rider eligibility approval in Minnesota. The location of Hoot Lake Solar offers us a unique opportunity to utilize our existing Hoot Lake transmission rights, substation and land. We continue to work through supply chain challenges, as well as impacts from inflation, to have the project completed in 2023.

“Our investments in Hoot Lake Solar, those identified in our Integrated Resource Plan, and other capital expenditure plans allow us to improve our customers’ experience, reduce operating and maintenance expenses, reduce emissions and improve reliability. Based on our current dispatch levels of Big Stone Plant and Coyote Station, we are targeting to reduce carbon emissions from our owned generation resources approximately 50 percent from 2005 levels by 2025 and 97 percent from 2005 levels by 2050.
“Otter Tail Power received regulatory approval in the third quarter of 2021 for the addition of a new load with a customer whose business is focused on the delivery of high-performance crypto mining and infrastructure solutions to their customers. Demand from this new customer is expected to be 100 MW with a high load factor and the ability to significantly curtail the load. We now expect this load to come on line during the first quarter of 2022 and be fully operational in the second quarter of 2022.
“The Minnesota Public Utility Commission issued its written order on our Minnesota Rate Case on February 1, 2022. The written order included approval of a return on equity of 9.48 percent on a 52.5 percent equity layer, a revenue decoupling mechanism and numerous other items. We expect final rates to be implemented by mid-2022.
“Our Manufacturing segment continued to be challenged by labor and recruitment costs as we continued to bring our new employees to full productivity. Steel prices peaked in the fourth quarter at historically high levels, and prices began to moderate as lead times improved. We remain focused on managing our steel supply to ensure we continue to receive material on time.
“Our Plastics segment continued to manage through raw material supply challenges. Demand for PVC pipe continues to outpace supply causing sales prices to continue to increase well above raw material price increases which led to record fourth quarter earnings.
“Our long-term focus remains on executing our growth strategies. For our electric utility, our strategy is to continue to invest in rate base growth opportunities and drive efficiency within our business, which will lower our overall risk, create a more predictable earnings stream, maintain our credit quality and preserve our ability to pay dividends. Over time, we expect the electric utility business will provide approximately 70 percent of our overall earnings.
“The utility is complemented by well-run, strategic manufacturing and plastic pipe businesses, which provide organic growth opportunities from new products and services, market expansion and increased efficiencies. We expect these companies will provide approximately 30 percent of our earnings over the long term.
“Our strategic initiatives to grow our business and achieve operational, commercial and talent excellence continue to strengthen our position in the markets we serve. We remain confident in our ability to grow earnings per share in the range of 5 to 7 percent compounded annually from a base of $2.34 in 2020. We are initiating our 2022 earnings per share guidance to a range of $3.78 to $4.08.”
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities was $231.2 million in 2021 compared with $211.9 million in 2020.
Investing activities included capital expenditures of $171.8 million in 2021 compared with $371.6 million in 2020. The decrease in capital expenditures was primarily related to our Astoria Station and Merricourt projects being under construction during 2020, with the capital spend being substantially complete for both projects by year-end 2020.
Financing activities in 2021 included the issuance of $140.0 million in long-term debt at Otter Tail Power through a private placement offering, as described below, which was used to repay long-term debt that matured in December 2021, and $10.2 million of net short-term borrowings on our lines of credit, which were primarily used to fund construction expenditures and support operating activities. In 2021, we paid $64.9 million in dividends to common shareholders. In 2020, $75.0 million of long-term debt was issued at Otter Tail Power to fund capital expenditures, and we had $75.0 million of net short-term borrowings on our lines of credit. In 2020, we also raised $52.4 million from the issuance of common stock to fund capital expenditures at Otter Tail Power. In 2020, we paid $60.3 million in dividends to common shareholders.
The following table presents the status of our credit agreements at December 31, 2021 and 2020:

		2021			2020
(in thousands)	Line Limit	Amount Outstanding	Letters of Credit	Amount Available	Amount Available
Otter Tail Corporation Credit Agreement	$170,000	$22,637	$—	$147,363	$104,834
Otter Tail Power Credit Agreement	170,000	68,526	13,159	88,315	140,068
Total	$340,000	$91,163	$13,159	$235,678	$244,902
In June 2021, Otter Tail Power completed a private placement offering to issue a total of $230.0 million of new debt in the form of senior unsecured notes. Per the terms of the offering, the notes are to be issued in three separate tranches on a delayed draw. In November 2021, the 2.74% Series 2021A notes and the 3.69% Series 2021B notes were issued, for proceeds of $40.0 million and $100.0 million, respectively. The 3.77% Series 2022A notes will be issued in May 2022, for proceeds of $90.0 million, subject to the satisfaction of customary conditions to closing. A portion of the proceeds from the Series 2022A notes will be used to repay $30.0 million of long-term debt maturing in August 2022.

ANNUAL SEGMENT OPERATING RESULTS
Electric Segment

($ in thousands)	2021	2020	$ Change	% Change

Retail Revenues	$405,484	$389,522	$15,962	4.1%
Transmission Services Revenues	48,835	44,001	4,834	11.0
Wholesale Revenues	17,936	4,857	13,079	269.3
Other Electric Revenues	8,066	7,750	316	4.1
Total Electric Revenues	480,321	446,130	34,191	7.7
Net Income	$72,458	$66,778	$5,680	8.5%

Retail MWh Sales	4,789,879	4,776,687	13,192	0.3%
Heating Degree Days (HDDs)	5,794	6,174	(380)	(6.2)
Cooling Degree Days (CDDs)	704	534	170	31.8

The following table shows heating and cooling degree days as a percent of normal.

	2021	2020

Heating Degree Days	91.3%	97.2%
Cooling Degree Days	151.7%	116.3%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2021 and 2020.

	2021 vs Normal	2021 vs 2020	2020 vs Normal

Effect on Diluted Earnings Per Share	$0.01	$0.01	$—

Retail Revenues increased $16.0 million primarily due to the following:
•An $8.1 million increase in fuel recovery revenues primarily resulting from increased production fuel and purchase power costs, both of which were impacted by increasing natural gas prices throughout most of 2021. Partially offsetting this increase are credits provided to retail customers from increased margins recognized on wholesale sales.
•A $6.6 million increase in rider revenues in our North Dakota and South Dakota jurisdictions primarily to recover our investments in and costs to operate Merricourt and Astoria Station.
•A $5.0 million increase in new retail revenues from an interim rate increase in Minnesota, net of estimated refunds.
These increases in retail revenue were partially offset by the impact of reduced demand, exclusive of the impact of weather, from residential customers, and net of the effect of a change in customer usage mix. In addition, retail revenue in 2020 benefited from the recognition of $2.6 million of Minnesota transmission rider revenue resulting from a favorable judicial decision regarding the state jurisdictional treatment of federally approved transmission projects.
Transmission Services Revenues increased $4.8 million primarily due to increased recovery of higher transmission costs and increased transmission investment along with increased generator interconnection revenues.
Wholesale Revenues increased $13.1 million as a result of a 77.6% increase in wholesale sales volumes and a 107.9% increase in wholesale prices driven by increased fuel costs and market demand for wholesale energy, which serves to drive up spot market prices for electricity.
Production Fuel costs increased $13.0 million as a result of a 16.9% increase in kwhs generated from our fuel-burning plants, largely driven by output from Astoria Station after energy generation commenced in April of 2021.
Purchased Power costs increased $3.7 million due to a 27.9% increase in the cost per kwh purchased in 2021. This increase was partially offset by a 17.1% decrease in the volume of purchased power in 2021 as our recent generation additions provide additional generation resources to serve customer demand and market conditions led to operating our facilities at higher capacity factors in lieu of purchasing power at higher market prices.
Operating and Maintenance Expense increased $8.8 million mainly due to:
•A $5.2 million increase in operating and maintenance costs for Merricourt and Astoria Station as these facilities were placed in service in the fourth quarter of 2020 and the first quarter of 2021, respectively.
•A $4.0 million increase in Big Stone plant maintenance costs arising from our planned facility outage, which began in the third quarter and was completed in the fourth quarter of 2021.

•Other additional costs including a $2.2 million increase in transmission tariff expenses and increases in information technology services, insurance costs and increased vegetative maintenance costs.
These expense increases were partially offset by, among other items, a $3.0 million reduction in bad debt expense as customer collections have improved from 2020, which were negatively impacted by the economic effects of COVID-19, along with lower operating costs following the closure of Hoot Lake Plant in May 2021.
Depreciation and Amortization expense increased $8.2 million primarily due to Merricourt and Astoria Station being placed in service in the fourth quarter of 2020 and the first quarter of 2021, respectively.
Interest Charges increased $3.2 million primarily due to additional interest expense from a $40.0 million long-term debt issuance in August 2020, a higher level of short-term debt borrowings outstanding in 2021 and a lower level of capitalized interest due to the completion and placement in service of Astoria Station in the first quarter of 2021.
Other Income decreased $3.2 million due to lower allowance for equity funds used during construction due to the completion of Astoria Station in the first quarter of 2021.
Income Tax Expense decreased $10.8 million primarily due to earning production tax credits on Merricourt generation in 2021. The tax benefits of these credits are passed through to retail customers in each of our jurisdictions.
Manufacturing Segment

(in thousands)	2021	2020	$ Change	% Change

Operating Revenues	$336,294	$238,769	$97,525	40.8%
Net Income	17,186	11,048	6,138	55.6

Manufacturing segment operating revenues and net income in 2021 increased $97.5 million and $6.1 million, respectively. The increase in operating revenues was primarily due to a 31.2% increase in material costs at BTD Manufacturing (BTD), our contract metal fabricator, which are passed through to customers, as steel prices increased significantly from the previous year. Steel prices increased during the year as steel mill production did not match customer demand as mill capacity recovered from shutdowns in 2020 resulting from the COVID-19 pandemic. Customer demand increased from the previous year in nearly all end-markets after customers had implemented temporary plant shutdowns in 2020 in response to the pandemic. Sales volumes in 2021 increased 6.8% from the previous year. A $7.3 million increase in scrap revenues also contributed to the increase in operating revenues, with $5.9 million of the increase due to higher scrap metal prices and $1.4 million attributable to higher volumes.
The increase in operating revenues at BTD were partially offset by lower gross profit margins and increased operating costs. Gross profit margins were negatively impacted by lower productivity and increased labor and freight costs. The lower level of productivity during the year was primarily the result of increased staffing levels to meet higher business volumes and the time required for new employees to achieve peak productivity. The increase in operating expenses was the result of increased staffing levels and associated recruitment costs, travel costs, incentive based compensation and other costs resulting from higher business volumes.
Manufacturing segment operating revenues and net income also benefited from increased product pricing and higher sales volumes along with increased gross profit margins resulting from higher production volumes at T.O. Plastics, our plastics thermoforming manufacturer.
Plastics Segment

(in thousands)	2021	2020	$ Change	% Change

Operating Revenues	$380,229	$205,249	$174,980	85.3%
Net Income	97,823	27,582	70,241	254.7

Plastics segment operating revenues and net income in 2021 increased $175.0 million and $70.2 million, respectively. The average price per pound of PVC pipe sold in 2021 increased 82.1% compared to 2020, which exceeded the 65.5% increase in the cost of PVC resin and other input materials. The increase in sale prices was largely due to the combination of PVC resin supply constraints, which limited PVC pipe manufacturing output and led to extremely low inventory levels and strong demand for PVC pipe products. Resin supply was negatively impacted during the year by production disruptions caused by extreme weather events in the first and third quarters in the Gulf Coast region. Pounds of pipe sold in 2021 increased 1.7% compared to the previous year. Additionally, in 2020, our Plastics segment businesses made a $2.0 million contribution commitment to Otter Tail Corporation’s charitable foundation, and no such commitment was made in 2021. The decrease in foundation contribution commitments was partially offset by an increase in variable operating costs associated with the increased revenues in 2021.

Corporate Costs

(in thousands)	2021	2020	$ Change	% Change

Losses Before Income Taxes	$15,387	$14,488	$899	6.2%
Income Tax Benefit	(4,689)	(4,931)	242	(4.9)
Net Loss	$10,698	$9,557	$1,141	11.9%
Our corporate net loss in 2021 increased $1.1 million primarily due to increased labor and benefit costs, including higher health care costs related to our self-funded health insurance program, as well as a $3.0 million contribution commitment to Otter Tail Corporation’s charitable foundation in 2021, compared to a $2.5 million commitment in the previous year.
FOURTH QUARTER OPERATING RESULTS
Consolidated Results

(in thousands, except per share amounts)	2021	2020	$ Change	% Change
Operating Revenues	$333,233	$226,849	$106,384	46.9%
Operating Expenses	262,074	198,890	63,184	31.8
Operating Income	71,159	27,959	43,200	154.5
Other Expense	8,871	7,628	1,243	16.3
Income Before Income Taxes	62,288	20,331	41,957	206.4
Income Tax Expense	10,671	1,663	9,008	541.7
Net Income	$51,617	$18,668	$32,949	176.5
Diluted Earnings Per Share	$1.23	$0.45	$0.78	173.3%
Electric Segment
Electric segment net income in the fourth quarter of 2021 was $16.9 million, a $4.4 million increase from the fourth quarter of 2020, which was driven by a 16.7% increase in operating revenues primarily as the result of increased fuel recovery revenues and revenues from the recovery of our investments in recent rate base additions. This recovery includes new revenue from an interim rate increase in Minnesota.
The increase in operating revenues was partially offset by higher operating costs, including increased purchased power and production fuel costs, which were primarily the result of higher market prices for each in the fourth quarter of 2021 and higher depreciation and amortization expense, which was largely due to the commencement of depreciation of Merricourt in December 2020 and Astoria Station in the first quarter of 2021. Operating and maintenance expenses were higher in the fourth quarter of 2021, compared to 2020, primarily due to maintenance costs from our planned outage at Big Stone plant, but partially offset by lower bad debt expense as customer collections have improved from the fourth quarter of 2020.
Manufacturing Segment
Manufacturing segment net income was $1.9 million, a $0.7 million decrease from the fourth quarter of 2020, primarily as a result of lower earnings at BTD. Sales volumes at BTD in the fourth quarter of 2021 decreased 16.7% over the same period last year as our product deliveries were impacted by supply and manufacturing disruptions of our customers. Increased operating expenses, which were largely the result of increased costs necessary to support higher annual business volumes, also contributed to lower quarterly earnings. An increase in scrap revenues at BTD and increased earnings at T.O. Plastics in the fourth quarter of 2021 partially offset the impact of lower sales volumes and higher operating costs at BTD.
Plastics Segment
Plastics segment net income was $37.7 million, a $31.1 million increase from the fourth quarter of 2020, primarily due to a $65.9 million increase in revenue driven by a 110.6% increase in average PVC pipe sales prices, which exceeded the 81.4% increase in the average cost per pound of PVC pipe sold, and a 10.7% increase in the pounds of pipe sold compared to the fourth quarter of 2020.
Corporate Costs
Corporate net loss was $4.9 million, a $1.8 million increase from the fourth quarter of 2020, primarily due to increased labor and benefit costs, including higher health care costs related to our self-funded health insurance program, as well as a $0.5 million increase in contribution commitments to Otter Tail Corporation’s charitable foundation.
2022 BUSINESS OUTLOOK
We anticipate 2022 diluted earnings per share to be in the range of $3.78 to $4.08.
We have taken into consideration strategies for improving future operating results, the cyclical nature of some of our businesses, current business conditions and current regulatory factors facing our Electric Segment. We expect capital expenditures for 2022 to be $182 million compared with $172 million in 2021. Our Electric Segment accounts for 82% of our planned 2022 capital expenditures.
We expect our Electric Segment to account for 47% of our consolidated earnings in 2022 with our Manufacturing and Plastics Segments, net of corporate costs, to account for 53%. This mix is different from our 70%/30% anticipated long term earnings mix and is being driven by the expectations of another strong year of financial performance from our Plastics Segment.

Segment components of our 2022 diluted earnings per share guidance range compared with 2020 and 2021 actual earnings are as follows:

	2020 EPS by Segment	2021 EPS by Segment	2022 EPS Guidance
			Low	High

Electric	$1.63	$1.73	$1.81	$1.85
Manufacturing	0.27	0.41	0.42	0.46
Plastics	0.67	2.34	1.81	2.00
Corporate	(0.23)	(0.25)	(0.26)	(0.23)
Total	$2.34	$4.23	$3.78	$4.08
Return on Equity	11.6%	19.2%	15.3%	16.3%
The following items contribute to our 2022 earnings guidance:
•We expect our Electric Segment net income to increase 7% over 2021 based on the following key items:
◦Normal weather for 2022
◦Year over year increase in rate base along with increased load growth from new and existing commercial and industrial customers. Our ending rate base in 2021 grew by 13.7% to $1.6 billion.
◦Lower expected plant outage costs in 2022 as the Big Stone Plant outage in 2021 had higher costs than what is expected related to the planned Coyote Plant outage in 2022.
◦The discount rate for our pension plan for 2022 is 3.03% compared with 2.78% in 2021. For each 25 basis point increase in the discount rate, pension expense decreases approximately $1.3 million. The assumed long-term rate of return for 2022 is 6.30% compared with 6.51% in 2021. Each 25 basis point decrease in this rate equates to approximately $0.9 million in increased pension expense. These changes result in a net decrease in pension expense for 2022.
◦Lower expected contributions to the Otter Tail Power Company Foundation in 2022.
◦Lower interest expense as the $140 million notes issued in November 2021 have a lower interest rate compared to the $140 million that was refinanced.
    These items are partially offset by:
◦Higher depreciation and property tax expense driven by increasing rate base.
◦Labor costs are expected to be higher in 2022 as open positions were filled during the last half of 2021 and are expected to be employed for all of 2022.
◦Increasing insurance costs related to increase in insurable values and increase in insurance rates due to competitive market conditions.
•We expect net income from our Manufacturing segment to increase 7.6% compared with 2021 based on:
◦An increase in sales at BTD driven by end market demand as our customers continue to build inventory to fill shortages created by supply chain challenges. While we have been generally able to meet our customers’ on time delivery requirements, our customers have other supply chain challenges which impact their ability to consistently take our product in line with their production timelines. Steel lead times have improved back to pre-pandemic timeframes. Steel costs remain elevated as mill prices and supply chain costs remain significantly higher than historical levels. While mill prices are expected to moderate through 2022, steel costs are expected to remain historically high through the year. These costs could put additional pressure on our profitability if we are unable to pass cost increases onto our customers on a timely basis. Scrap metal revenues are expected to be lower in 2022 given currently declining market prices for scrap metal. We continue to work on improving labor efficiencies in order to enhance our gross margins.
◦An increase in earnings from T.O. Plastics driven in large part by a full year of increases in product prices that occurred throughout 2021 and improved manufacturing productivity.
◦Backlog for the manufacturing companies of approximately $391 million for 2022 compared with $204 million one year ago.
•We expect 2022 net income from our Plastics segment to decline from the record earnings year in 2021. Even with the expected decline in earnings, 2022 is expected to generate significant earnings and cash flows. The first quarter of 2022 is expected to be strong as market conditions from the fourth quarter of 2021 continue into 2022. We then expect to start to see a gradual return to more normal business conditions as raw material supply improves, causing sales prices, resin prices and related spreads to decline through the remainder of the year. Specific reasons for the expected year over year decline in net income are:
◦Lower volume of pounds of pipe sold in 2022 driven by extremely low levels of finished goods inventory to start the year.
◦PVC resin production is forecasted to be strong beginning in the first quarter which is expected to put downward pressure on prices.
◦PVC demand has decreased globally causing PVC supply to increase, which is also expected to result in declining PVC resin prices.
◦Increases in freight costs due to the inflationary nature of the logistics environment across the country.
•We expect our Corporate costs will be in line with 2021. We are not anticipating a contribution to our Foundation in 2022 after a $3.0 million commitment in 2021. This savings is largely offset by lower budgeted gains on our investments in 2022 than what was recognized in 2021 and anticipated costs for additional safety measures related to COVID-19 to be incurred in 2022.

CAPITAL EXPENDITURES
The following provides a summary of actual capital expenditures for the year ended December 31, 2021, and anticipated capital expenditures for next five years, along with electric utility average rate base and rate base growth:

(in millions)	2021	2022	2023	2024	2025	2026	Total 2022 - 2026

Electric Segment:
Renewables and Natural Gas Generation		30	80	92	92	160	454
Technology and Infrastructure		26	30	18	—	—	74
Distribution Plant Replacements		37	35	35	35	33	175
Transmission (includes replacements)		26	28	24	20	27	125
Other		30	29	32	36	23	150
Total Electric Segment	$140	$149	$202	$201	$183	$243	$978
Manufacturing and Plastics Segments	32	33	46	31	21	22	153
Total Capital Expenditures	$172	$182	$248	$232	$204	$265	$1,131

Total Electric Utility Average Rate Base	$1,575	$1,630	$1,750	$1,860	$1,980	$2,100
Annual Rate Base Growth		3.5%	7.4%	6.3%	6.5%	6.1%

Our capital expenditure plan for the next five years includes Electric segment investments in system reliability, wind and solar resources, technology and distribution assets, and transmission assets. Our Electric segment anticipated investment plan produces a compounded annual growth rate in average rate base of 5.9% over the next five years and will serve as a key driver in increasing Electric segment earnings over this timeframe. Our capital expenditure plan in our Manufacturing and Plastics segments includes investments to bring additional capacity to our operations, providing an opportunity for organic growth within these segments.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, February 15, 2022, at 9:00 a.m. CDT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “projected,” “should,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which include statements regarding 2022 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw material availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of the impact and duration of the COVID-19 pandemic, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation, including foreign trade policy and environmental laws and regulations, the impact of climate change, including compliance with legislative and regulatory changes to address climate change, operational and economic risks associated with our electric generating and manufacturing facilities, risks associated with energy markets, the availability and pricing of resource materials, attracting and maintaining a qualified and stable workforce, and changing macroeconomic and industry conditions. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per-share amounts)	2021	2020	2021	2020

Operating Revenues
Electric	$131,692	$112,875	$480,321	$446,088
Product Sales	201,541	113,974	716,523	444,019
Total Operating Revenues	333,233	226,849	1,196,844	890,107
Operating Expenses
Electric Production Fuel	14,751	12,219	59,327	46,296
Electric Purchased Power	25,136	15,758	65,409	61,698
Electric Operating and Maintenance Expense	45,054	44,209	159,669	150,848
Cost of Products Sold (excluding depreciation)	129,603	82,690	488,370	329,257
Other Nonelectric Expenses	19,808	18,774	65,394	55,051
Depreciation and Amortization	23,249	20,807	91,358	82,037
Electric Property Taxes	4,473	4,433	17,609	17,034
Total Operating Expenses	262,074	198,890	947,136	742,221
Operating Income	71,159	27,959	249,708	147,886
Other Income and Expense
Interest Charges	9,169	9,094	37,771	34,447
Nonservice Cost Components of Postretirement Benefits	505	856	2,016	3,437
Other Income (Expense), net	803	2,322	2,900	6,055
Income Before Income Taxes	62,288	20,331	212,821	116,057
Income Tax Expense	10,671	1,663	36,052	20,206
Net Income	$51,617	$18,668	$176,769	$95,851

Weighted-Average Common Shares Outstanding:
Basic	41,504	41,197	41,491	40,710
Diluted	41,894	41,420	41,818	40,905
Earnings Per Share:
Basic	$1.24	$0.45	$4.26	$2.35
Diluted	$1.23	$0.45	$4.23	$2.34

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)	December 31, 2021	December 31, 2020

Assets
Current Assets
Cash and Cash Equivalents	$1,537	$1,163
Receivables, net of allowance for credit losses	174,953	113,959
Inventories	148,490	92,165
Regulatory Assets	27,342	21,900
Other Current Assets	17,032	5,645
Total Current Assets	369,354	234,832
Noncurrent Assets
Investments	56,690	51,856
Property, Plant and Equipment, net of accumulated depreciation	2,124,605	2,049,273
Regulatory Assets	125,508	168,395
Intangible Assets, net of accumulated amortization	9,044	10,144
Goodwill	37,572	37,572
Other Noncurrent Assets	32,057	26,282
Total Noncurrent Assets	2,385,476	2,343,522
Total Assets	$2,754,830	$2,578,354

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$91,163	$80,997
Current Maturities of Long-Term Debt	29,983	140,087
Accounts Payable	135,089	120,618
Accrued Salaries and Wages	31,704	27,451
Accrued Taxes	19,245	18,831
Regulatory Liabilities	24,844	16,663
Other Current Liabilities	55,671	32,139
Total Current Liabilities	387,699	436,786
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	73,973	114,055
Other Postretirement Benefits Liability	66,481	67,359
Regulatory Liabilities	234,430	233,973
Deferred Income Taxes	188,268	153,376
Deferred Tax Credits	16,661	17,405
Other Noncurrent Liabilities	62,527	60,002
Total Noncurrent Liabilities and Deferred Credits	642,340	646,170
Commitments and Contingencies
Capitalization
Long-Term Debt, net of current maturities	734,014	624,432
Shareholders’ Equity
Common Shares	207,758	207,349
Additional Paid-In Capital	419,760	414,246
Retained Earnings	369,783	257,878
Accumulated Other Comprehensive Loss	(6,524)	(8,507)
Total Shareholders' Equity	990,777	870,966
Total Capitalization	1,724,791	1,495,398
Total Liabilities and Shareholders' Equity	$2,754,830	$2,578,354

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Year Ended December 31,
(in thousands)	2021	2020

Operating Activities
Net Income	$176,769	$95,851
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	91,358	82,037
Deferred Tax Credits	(744)	(1,221)
Deferred Income Taxes	28,896	15,201
Discretionary Contribution to Pension Plan	(10,000)	(11,200)
Allowance for Equity Funds Used During Construction	(822)	(4,063)
Stock Compensation Expense	6,908	6,284
Other, net	(3,035)	222
Change in Operating Assets and Liabilities:
Receivables	(60,994)	(6,328)
Inventories	(54,313)	5,686
Regulatory Assets	(4,803)	(4,070)
Other Assets	(14,146)	(5,227)
Accounts Payable	38,734	3,832
Accrued and Other Liabilities	28,386	19,262
Regulatory Liabilities	1,948	7,204
Pension and Other Postretirement Benefits	7,101	8,451
Net Cash Provided by Operating Activities	231,243	211,921
Investing Activities
Capital Expenditures	(171,829)	(371,553)
Proceeds from Disposal of Noncurrent Assets	9,702	5,011
Purchases of Investments and Other Assets	(9,383)	(9,110)
Net Cash Used in Investing Activities	(171,510)	(375,652)
Financing Activities
Net Short-Term Borrowings	10,166	74,997
Proceeds from Issuance of Common Stock	696	52,432
Proceeds from Issuance of Long-Term Debt	140,000	75,000
Payments for Retirement of Long-Term Debt	(140,169)	(182)
Dividends Paid	(64,864)	(60,314)
Payments for Shares Withheld for Employee Tax Obligations	(1,507)	(2,069)
Other, net	(3,681)	3,831
Net Cash (Used in) Provided by Financing Activities	(59,359)	143,695
Net Change in Cash and Cash Equivalents	374	(20,036)
Cash and Cash Equivalents at Beginning of Period	1,163	21,199
Cash and Cash Equivalents at End of Period	$1,537	$1,163

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020

Operating Revenues
Electric	$131,692	$112,875	$480,321	$446,088
Manufacturing	86,209	64,493	336,294	238,770
Plastics	115,332	49,481	380,229	205,249
Total Operating Revenues	$333,233	$226,849	$1,196,844	$890,107

Operating Income (Loss)
Electric	$24,270	$20,152	$106,964	$107,083
Manufacturing	2,716	3,894	24,114	16,103
Plastics	51,097	9,142	132,760	37,823
Corporate	(6,924)	(5,229)	(14,130)	(13,123)
Total Operating Income	$71,159	$27,959	$249,708	$147,886

Net Income (Loss)
Electric	$16,911	$12,553	$72,458	$66,778
Manufacturing	1,896	2,571	17,186	11,048
Plastics	37,721	6,661	97,823	27,582
Corporate	(4,911)	(3,117)	(10,698)	(9,557)
Total Net Income	$51,617	$18,668	$176,769	$95,851